Exhibit 4.1

SPECIMEN UNIT CERTIFICATE
NUMBER            UNITS
U-___________

SEE REVERSE FOR CERTAIN
DEFINITIONS

CUSIP _____________________

SCG FINANCIAL ACQUISITION CORP.

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO
PURCHASE ONE SHARE OF COMMON STOCK
THIS CERTIFIES THAT                                                                                                                                                                                                              is the owner of                                                                                                         Units.

Each Unit (“Unit”) consists of one (1) share of common stock, par value $0.0001 per share (the “Common Stock”), of SCG Financial Acquisition Corp., a Delaware corporation (the “Corporation”), and one warrant (the “Warrants”). Each Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Common Stock for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of: (i) thirty (30) days after the Corporation’s completion of an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), or (ii) twelve (12) months from the closing of the Corporation’s initial public offering (the “Offering”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Corporation completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”).   The Warrant included in this Unit will not become exercisable and will expire worthless in the event the Corporation fails to consummate a Business Combination within 21 months (or 24 months in certain circumstances) of the date of the final prospectus relating to the Offering.

    The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to [              ], 20__, unless Lazard Capital Markets LLC elects to allow separate trading earlier, subject to the Corporation’s filing of a current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Corporation’s receipt of the gross proceeds of the offering and issuing a press release announcing when separate trading will begin. The terms of the Warrants are governed by a Warrant Agreement, dated as of [             ], 2011, between the Corporation and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

     This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Corporation.

     Witness the facsimile signature of its duly authorized officers.

Secretary	President

SCG Financial Acquisition Corp.

     The Corporation will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the units represented hereby are issued and shall be held subject to the terms and conditions applicable to the securities underlying and comprising the units, including, as applicable, the Certificate of Incorporation and all amendments thereto, the Warrant Agreement and resolutions of the Board of Directors providing for the issue of securities (copies of which may be obtained from the secretary of the Corporation), to all of which the holder(s) of this certificate by acceptance hereof assents.

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian

TEN ENT	—	as tenants by the entireties			(Cust)
(Minor)
Under Uniform Gifts to Minors
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			Act
(State)
Additional abbreviations may also be used though not in the above list.

     For value received,                      hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

                                                                                                     Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

                                                                                                                          Attorney to transfer the said Units on the books of the within named Corporation with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

In each case as more fully described in the Corporation’s final prospectus dated [           ], 2011, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account in which a substantial portion of the proceeds of the Offering are deposited only in the event that the Corporation redeems the shares of Common Stock sold in its initial public offering because it does not consummate a Business Combination by [           ], 2013 [21 MONTHS FROM THE DATE OF FINAL PROSPECTUS RELATING TO THE CORPORATION’S INITIAL PUBLIC OFFERING OF UNITS] or ____, 2013 (if a letter of intent or a definitive agreement has been executed by _____, 2013 and the business combination relating thereto has not yet been completed by such date), or if the holder(s) properly elect(s) to redeem for cash his, her or its respective shares of Common Stock in connection with a tender offer and the Corporation has not otherwise withdrawn the tender offer (or proxy solicitation, solely in the event the Corporation is required to seek stockholder approval of the proposed Business Combination and such Business Combination is consummated) setting forth the details of a proposed Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to such trust account.